Exhibit 99.1

NovaDel Pharma Reports Recent Events and
Financial Results for Third Quarter 2010

Bridgewater, NJ – November 12, 2010 - NovaDel Pharma Inc. (OTCBB: NVDL), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed pharmaceutical products, today reported recent events and financial results for the third quarter and nine months ended September 30, 2010.

Recent Events

•
In October 2010, we announced positive data from a non-IND pilot pharmacokinetic clinical trial comparing Duromist™ to Viagra®.  Duromist is our oral spray formulation of sildenafil.  Viagra is the tablet formulation of sildenafil, developed and marketed by Pfizer.  We intend to review the results from the trial with the FDA to obtain guidance on defining definitive clinical trial requirements as a pathway to new drug application, or NDA, approval.  We plan to complete the clinical trial and to file a NDA in 2011.

•	In November 2010, we announced that we received a $500,000 milestone payment under our license and distribution agreement with Mist Acquisition, LLC.

•	In November 2010, we announced that we have been awarded a $244,479 grant under the IRS’ Qualifying Therapeutic Discovery Project program. We expect the grant to be fully funded in January 2011.

Financial Results

For the third quarter and nine months ended September 30, 2010, NovaDel reported a net loss of $1.3 million, or $0.01 per share, and $3.7 million, or $0.04 per share, respectively, compared to a net loss of $1.4 million, or $0.02 per share, and $5.2 million, or $0.09 per share, respectively, for the third quarter and nine months ended September 30, 2009.  As of September 30, 2010, NovaDel’s cash and cash equivalents were $1.4 million.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed pharmaceutical products. The Company’s patented oral spray drug delivery technology seeks to improve the efficacy and safety of existing prescription pharmaceuticals, as well as patient compliance and patient convenience.  NovaDel has two products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia.
NovaDel’s current product candidates target erectile dysfunction, nausea, migraine headache and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.

In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact

Steven B. Ratoff
(908) 203-4640
Chairman, President and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com

NovaDel Pharma Inc.
Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
License and milestone fees earned	$66,000	$223,000	$261,000	$356,000

Operating expenses
Research and development	1,011,000	530,000	2,017,000	1,980,000
General and administrative	578,000	973,000	2,365,000	3,167,000
Total operating expenses	1,589,000	1,503,000	4,382,000	5,147,000

Loss from operations	(1,523,000)	(1,280,000)	(4,121,000)	(4,791,000)

Other income (expense):
Derivative liability valuation adjustment	210,000	—	391,000	360,000
Loss on sale of fixed assets	—	—	—	(59,000)
Interest expense	—	(81,000)	(1,000)	(717,000)
Interest income	1,000	—	1,000	6,000
Total other income (expense)	211,000	(81,000)	391,000	(410,000)

Net loss	$(1,312,000)	$(1,361,000)	$(3,730,000)	$(5,201,000)

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.04)	$(0.09)

Weighted average common shares outstanding – basic and diluted	97,918,458	61,385,722	94,786,590	60,458,548

NovaDel Pharma Inc.
Condensed Balance Sheets

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,409,000	$2,663,000
Prepaid expenses and other current assets	396,000	1,430,000
Total current assets	1,805,000	4,093,000

Property and equipment, net	247,000	324,000
Other assets	7,000	36,000

Total assets	$2,059,000	$4,453,000

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$201,000	$195,000
Accrued expenses and other current liabilities	107,000	117,000
Derivative liability	522,000	—
Current portion of deferred revenue	4,266,000	4,266,000
Current portion of capital lease obligations	—	10,000
Total current liabilities	5,096,000	4,588,000

Non-current portion of deferred revenue	4,003,000	4,202,000
Non-current portion of capital lease obligations	—	4,000
Total liabilities	9,099,000	8,794,000

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding at September 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 98,383,458 and 88,343,457 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	99,000	89,000
Additional paid-in capital	79,363,000	78,342,000
Accumulated deficit	(86,496,000)	(82,766,000)
Treasury stock, at cost, 3,012 shares	(6,000)	(6,000)
Total stockholders’ deficiency	(7,040,000)	(4,341,000)

Total liabilities and stockholders’ deficiency	$2,059,000	$4,453,000